Term sheet No. 1093B
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated September 29, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated February 3, 2011; Rule 433
Deutsche Bank AG, London Branch
$           Enhanced Participation Securities Linked to the Dow Jones EURO STOXX 50® Index and the Euro due August 5*, 2011
General
•
The Enhanced Participation Securities (the “securities”) are designed for investors who seek a return at maturity of 200.00% of the appreciation (if any) of the Dow Jones EURO STOXX 50® Index multiplied by the performance of the Euro against the U.S. dollar, up to a Maximum Return on the securities of 25.40%. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the Final Index Level is less than the Initial Index Level. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing August 5*, 2011.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about February 3*, 2011 (the “Trade Date”) and are expected to settle on or about February 8*, 2011 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Currency of the Issue:	U.S. dollars
Index:	The Dow Jones EURO STOXX 50® Index (the “Index”) (Ticker: SX5E)
Underlying Currency:	Euro (EUR/USD)
Participation Rate:	200.00%
Maximum Return:	25.40%
Payment at Maturity:
•      If the Underlying Return is positive, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount multiplied by the Underlying Return multiplied by the Participation Rate, subject to the Maximum Return, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) (Underlying Return x Participation Rate) and (ii) the Maximum Return]
• If the Underlying Return is zero, you will be entitled to receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of securities.
• If the Underlying Return is negative, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Underlying Return)
You will lose some or all of your investment at maturity if the Underlying Return is negative. Any Payment at Maturity is subject to the credit of the Issuer.
Index Return:	The performance of the Index from the Initial Index Level to the Final Index Level, calculated as follows:
Final Index Level
Initial Index Level
The Index Return may be positive, zero or negative.
Currency Multiplier:	The performance of the Underlying Currency from its Initial Spot Rate to its Final Spot Rate, calculated as follows:
Final Spot Rate
Initial Spot Rate
Initial Index Level:	The Index closing level on the Trade Date
Underlying Return:	The Underlying Return will be calculated as follows:
(Index Return x Currency Multiplier) - 1
Final Index Level:	The arithmetic average of the Index closing levels on each of the five Averaging Dates
Spot Rate:
The official MID WM Reuters fixing at 4 pm London Time, expressed as the number of U.S. dollars per one Euro, subject to the provision set forth under “Market Disruption Events Relating to the Underlying Currency” in this term sheet

Initial Spot Rate:	The Spot Rate on the Trade Date
Final Spot Rate:	The arithmetic average of the Spot Rates on the each of the Averaging Dates
Averaging Dates:
July 27*, 2011, July 28*,2011, July 29*, 2011, August 1*, 2011 and August 2*, 2011 (the “Final Averaging Date”), subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	August 5*, 2011, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 3S 8 / US2515A13S80
†
Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Averaging Dates and Maturity Date may be changed so that the stated terms of the securities remain the same.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Max. Discounts and Commissions (1)	Min. Proceeds to Us
Per security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Underwriting Information (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

February 3, 2011

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with the underlying supplement No. 1 dated September 29, 2009, product supplement B dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

Product supplement B dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200252/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Return on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table and graph illustrate the hypothetical return at maturity on the securities.  The “return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000.  The hypothetical returns set forth in the table below assume an Initial Index Level of 3,000.00, a Participation Rate of 200.00%, a Maximum Return on the securities of 25.40% and a Currency Multiplier of 100.00%.  The actual Initial Index Level will be determined on the Trade Date. The hypothetical returns set forth below are for illustrative purposes only. The actual return will be based on the Index Return, determined using the Index closing levels on the specified Averaging Dates.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Final Index Level	Index Return	Underlying Return	Return on the Securities (%)	Payment at Maturity ($)
6,000.00	200.00%	100.00%	25.40%	$1,254.00
5,700.00	190.00%	90.00%	25.40%	$1,254.00
5,400.00	180.00%	80.00%	25.40%	$1,254.00
5,100.00	170.00%	70.00%	25.40%	$1,254.00
4,800.00	160.00%	60.00%	25.40%	$1,254.00
4,500.00	150.00%	50.00%	25.40%	$1,254.00
4,200.00	140.00%	40.00%	25.40%	$1,254.00
3,900.00	130.00%	30.00%	25.40%	$1,254.00
3,600.00	120.00%	20.00%	25.40%	$1,254.00
3,381.00	112.70%	12.70%	25.40%	$1,254.00
3,300.00	110.00%	10.00%	20.00%	$1,200.00
3,150.00	105.00%	5.00%	10.00%	$1,100.00
3,075.00	102.50%	2.50%	5.00%	$1,050.00
3,030.00	101.00%	1.00%	2.00%	$1,020.00
3,000.00	100.00%	0.00%	0.00%	$1,000.00
2,850.00	95.00%	-5.00%	-5.00%	$950.00
2,700.00	90.00%	-10.00%	-10.00%	$900.00
2,400.00	80.00%	-20.00%	-20.00%	$800.00
2,100.00	70.00%	-30.00%	-30.00%	$700.00
1,800.00	60.00%	-40.00%	-40.00%	$600.00
1,500.00	50.00%	-50.00%	-50.00%	$500.00
1,200.00	40.00%	-60.00%	-60.00%	$400.00
900.00	30.00%	-70.00%	-70.00%	$300.00
600.00	20.00%	-80.00%	-80.00%	$200.00
300.00	10.00%	-90.00%	-90.00%	$100.00
0.00	0.00%	-100.00%	-100.00%	$0.00

The following examples illustrate how the returns set forth in the table and graph above are calculated.  The first four examples assume a Currency Multiplier of 100.00%.  Examples 5 and 6 assume a Currency Multiplier of 120.00% and 80.00%, respectively.

Example 1: The level of the Index increases from the Initial Index Level of 3,000.00 to the Final Index Level of 3,075.00.  Because the Underlying Return of 2.50% multiplied by the Participation Rate does not exceed the hypothetical Maximum Return of 25.40%, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (102.50% x 100.00% - 1) x 200.00%)] = $1,050.00

Example 2: The level of the Index increases from the Initial Index Level of 3,000.00 to the Final Index Level of 3,600.00.  Because the Underlying Return of 20.00% multiplied by the Participation Rate exceeds the hypothetical Maximum Return of 25.40%, the investor receives a Payment at Maturity of $1,254.00 per $1,000 Face Amount of securities, the maximum payment on the securities.

Example 3: The Initial Index Level and Final Index Level are both 3,000.00.  Because the Underlying Return is 0.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The level of the Index decreases from the Initial Index Level of 3,000.00 to the Final Index Level of 1,800.00.  Because the Underlying Return is negative, the investor will receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (60.00% x 100.00% – 1)] = $600.00

Example 5: The level of the Index increases from the Initial Index Level of 3,000.00 to the Final Index Level of 3,150.00 and the Currency Multiplier is 120.00%.  Because the level of the Index has increased 5.00% from the Initial Index Level of 3,000.00 to the Final Index Level of 3,150.00, and the Currency Multiplier is 120.00%, indicating that the Euro has strengthened against the U.S. dollar such that the Final Spot Rate has increased from the Initial Spot Rate by 20.00%, the Underlying Return is 26.00%. Because the Underlying Return multiplied by the Participation Rate exceeds the Maximum Return of 25.40%, the investor receives a Payment at Maturity of $1,254.00 per $1,000 Face Amount of securities, the maximum payment on the securities.

Example 6: The level of the Index decrease from the Initial Index Level of 3,000.00 to the Final Index Level of 2,700.00 and the Currency Multiplier is 80.00%.  Because the level of the Index has decreased 10.00% from the Initial Index Level of 3,000.00 to the Final Index Level of 2,700.00, and the Currency Multiplier is 80.00%, indicating that the Euro has weakened against the U.S. dollar such that the Final Spot Rate has decreased from the Initial Spot Rate by 20.00%, the Underlying Return is -28.00%. Because the Underlying Return is negative, the investor receives a Payment at Maturity of $720.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x (90.00% x 80.00% - 1)] = $720.00

Selected Purchase Considerations

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LIMITED APPRECIATION POTENTIAL – The securities provide the opportunity to enhance equity returns by multiplying a positive Underlying Return and Participation Rate of 200.00%, up to the Maximum Return on the securities of 25.40%, resulting in a maximum Payment at Maturity of $1,254.00 for every $1,000 Face Amount of securities.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE PERFORMANCE OF THE DOW JONES EURO STOXX 50® INDEX AND THE PERFORMANCE OF THE EURO RELATIVE TO THE U.S. DOLLAR – The return on the securities, which may be positive, zero or negative, is linked to the performance of the Dow Jones EURO STOXX 50® Index and the spot exchange rate of the Euro against the U.S. dollar. The Dow Jones EURO STOXX 50® Index is a free float-adjusted market capitalization index that seeks to provide exposure to European capitalization equity securities. The Dow Jones EURO STOXX 50® Index universe is defined as all components of the 18 Dow Jones EUROSTOXX Supersector indices. The Dow Jones EURO STOXX Supersector indices represent the Eurozone portion of the DowJones STOXX Total Market Index, which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 12 European countries. The Dow Jones EURO STOXX 50® Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. This is just a summary of the Dow Jones EURO STOXX 50® Index. For more information on the Dow Jones EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Dow Jones U.S. Indices – The Dow Jones EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Index or any of the component stocks of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not pay coupons or dividends and do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Index and the spot exchange rate of the Euro against the U.S. dollar.  Your investment will be fully exposed to any decline in the Final Index Level as compared to the Initial Index Level. Similarly, if the U.S. dollar appreciates in value against the Euro, your returns could be adversely affected and you could lose some or all of your initial investment.

•
YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM RETURN – If Underlying Return is positive, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the Face Amount, regardless of the appreciation in the Index or the Underlying Currency, which may be significant.  We refer to this percentage as the Maximum Return of 25.40%. Accordingly, the maximum Payment at Maturity will be $1,254.00 for every $1,000 Face Amount of securities.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity, equity derivative, foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and Underlying Currency and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Index or the Underlying Currency on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index or Underlying Currency. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•
CHANGES IN THE LEVEL OF THE INDEX AND THE EXCHANGE RATE OF THE EURO AGAINST THE U.S. DOLLARS MAY OFFSET EACH OTHER — Movements in the level of the Index and movements in the exchange rate of the Euro against the U.S. dollars may not correlate with each other. At a time when the level of the Index increases, the Euro may not appreciate as much or may weaken against the U.S. dollar. Therefore, in calculating the Payment at Maturity, increases in the value of the Index may be moderated, offset or more than offset by lesser increases or declines in the value of the Euro against the U.S. dollar. Similarly, when the Euro appreciates against the U.S. dollar, the level of the Index may not increase as much or may decline. Therefore, in calculating the Payment at Maturity, increases in the value of the Euro against the U.S. dollar may be moderated, offset or more than offset by lesser increases or declines in the level of the Index.

•
THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. If the U.S. dollar strengthens against the Euro during the term of the securities, your return will be adversely affected. The relative values of the U.S. dollar and the Euro are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States and the Eurozone countries and between each country and its major trading partners;

•	the extent of governmental surplus or deficit in the United States and the Eurozone countries.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States and the Eurozone countries and those of other countries important to international trade and finance.

•
IF THE LIQUIDITY OF THE EURO IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Averaging Dates would likely have an adverse effect on the Final Spot Rate, and therefore, on the return on your securities. Limited liquidity relating to the Euro may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to calculate the Payment at Maturity using its normal means. The resulting discretion by the calculation agent in calculating the Payment at Maturity could, in turn, result in potential conflicts of interest.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES — Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

•
NON-U.S. SECURITIES MARKETS RISKS – Because foreign companies or foreign equity securities comprising the Dow Jones EURO STOXX 50® Index may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Dow Jones EURO STOXX 50® Index would have.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;
•	the time remaining to maturity of the securities;
•	the dividend rate on the common stocks underlying the Index;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Disruption Events Relating to the Underlying Currency

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing the Euro in the manner initially provided for herein and the accompanying product supplement. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of the Euro. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining such value in the ordinary manner, the calculation agent will determine such value in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for the exchange rate of the Euro is not available on any Averaging Date, the calculation agent may determine the Spot Rate for such date, and such determination may adversely affect the return on your security.

Historical Information

The following graphs set forth the historical performance of the Dow Jones EURO STOXX 50® Index and the Euro from February 2, 2006 through February 2, 2011.  The Index closing level on February 2, 2011 was 3,012.70. The exchange rate of the EUR/USD on February 2, 2011 was 1.3809. We obtained the Index closing levels and exchange rates below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any of the Averaging Dates.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.